UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No .               )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PARKS! AMERICA, INC.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 14, 2024, Parks! America, Inc. (the “Company”) held a conference call to announce and discuss its results of operations for the fiscal quarter ended March 31, 2024 and its financial condition as of March 31, 2024. A transcript of the conference call is below:

PRESENTATION

Operator

Good day and welcome to the Parks! America Report’s Second Quarter Fiscal Year 2024 Financial Results Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your telephone keypad, to withdraw your question, please press “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Joe Diaz. Please go ahead.

Joe Diaz

Good afternoon. And thank you for joining us today to review Parks! America’s financial results for the second quarter of fiscal 2024 ended March 31, 2024. With us today on the call are Lisa Brady, Chief Executive Officer, and Todd White, Chief Financial Officer.

Before we begin with prepared remarks, I would like to remind everyone certain statements made by the management team of Parks! America during this conference call constitutes forward-looking statements within the meaning of the Private Security and Litigation Reform Act of 1995. Except for the statements of historical fact, this conference call may contain forward-looking statements that involve risks and uncertainties, some of which are detailed under risk factors in documents filed by the company with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended October 1, 2023.

Forward-looking statements speak only as of the date the statements were made. The company can give no assurance that such forward-looking statements will prove to be correct. Parks! America does not undertake and specifically disclaims any obligation to update any forward-looking statements except as required by law. I would also like to inform you that we have filed a definitive proxy statement with the SEC in connection with our upcoming 2024 Annual Meeting of Stockholders scheduled to be held on June 6, 2024. The company, its directors, nominees and certain of our executive officers are participants in the solicitation of proxies from our stockholders in connection with the annual meeting.

Stockholders are strongly encouraged to read the proxy statement and related materials filed with the SEC carefully and in their entirety as they contain important information about the annual meeting, including the identity of the participants in the solicitation and their direct or indirect interest by securities holdings or otherwise. At the conclusion of today’s prepared remarks, we will open the call for your questions.

Now, I would like to turn the call over to Lisa Brady, Chief Executive Officer of Parks! America. Lisa…

2

Lisa Brady

Thanks, Joe, and good afternoon, everyone. We appreciate you taking the time today to be on this call. The second quarter of 2024 generated revenue of $1.9 million, an increase of 4.4% over last year’s second quarter. The second quarter is historically our slowest quarter of the fiscal year for park attendance as we’re in the middle of the winter season. While the proxy contest initiated by Focus Compounding in December has been a significant distraction, we continue to execute on our strategic plan to better position Parks! America for improved performance in the quarters and years to come.

So, with that, we are pleased to report an increase in revenue over last year’s comparable quarter. We had a particularly strong performance from our Missouri Park as it posted a 48% increase during the quarter, primarily driven by our proactive online marketing campaign, which is delivering a strong return on dollars invested. We are taking a very targeted approach to allocating marketing dollars, focusing on highly qualified audiences that would naturally have an affinity to an adventure like our Wildlife Safari Parks.

Our Texas Park continues to be up year-to-date despite extremely challenging weather in the second quarter and we continue to see strong traction with group business at that park.

Results for the Georgia Park for the quarter were down slightly and continue to lag behind 2022. We believe that this is a continued impact from a portion of the walkabout being closed, as well as continued settling from the bump that the business received during COVID-19 in the years of 2020 and 2021.

The competitive environment in Georgia has also increased with an additional safari opening in March of 2023. Despite these challenges, the park continues to generate substantial revenue and cash flow and our team is diligently working to improve efficiency and to continue to drive visitor traffic.

The first six weeks of the quarter through May 14th have also been very encouraging. Revenue is up more than 75% with 120% plus increase in Georgia. Remember, we were closed for approximately three weeks in the third quarter of 2023 for the tornado, a 25% increase in Missouri and an 18% increase in Texas.

On a pro forma basis, which backs out and adjusts for the impact of our ticketing platform transition, as well as the impact of the tornado in Georgia last year, revenue is up 1.4%. Georgia Park revenue continues to lag 2022 but at a decelerated pace. We are pleased with the continued momentum in Missouri and Texas and encouraged by this acceleration in momentum at our Georgia Park as we head into our seasonally strong back half of the year.

We are seeing strong traction with our marketing campaigns and are heavily focused on digital advertising, including a mix of organic social, out-of-home and paid social, as well as paid search. We are using a highly targeted methodology, including lookalike audiences and geo-fenced target areas, such as entertainment properties near our locations, in order to convert visitors. We’re seeing strong returns across the board on these efforts with returns north of 3 to 1 per dollar spent on advertising spend.

Operationally, we continue to be focused on enhancing our corporate culture, including ongoing training on best practices and guest service standards. During the quarter, we also transitioned to a new ticketing platform and point-of-sale that is much more suited to the size and scale of our business. This change has been highly beneficial and has provided additional flexibility for our teams in order to test promotions, create bundles and launch dynamic pricing.

To that end, we’ve introduced a more dynamic pricing model for all three parks. Historically, prices were the same on a Saturday in July as they were on a Wednesday in January. We now have the ability to adjust prices by day of week and by season, which we believe will allow us to tap into consumer pricing power during peak periods and drive additional demand, particularly during our low seasons. We are seeing early traction with this initiative, which we will continue to refine in the coming months and we expect continued benefit in the next several quarters, both in terms of volume and pricing.

3

In our first quarter earnings call, we discussed early strength in season pass sales and I’m pleased to report that this strength has continued into the second quarter. Long-term, we continue to believe there’s a huge amount of potential in the season pass category for all three of our parks in order to bring Parks! America more in line with current industry averages.

Group sales are another area of opportunity and all three parks do extremely well with school groups and birthday parties. However, we continue to fine-tune our efforts and believe that group business has the potential to grow as a percentage of our total sales as well.

Now on to capital allocation. As we’ve discussed elsewhere, our 2024 capital plan is heavily focused on further strategic rebuild of our Georgia Park following the tornado devastation in March of 2023. Roughly $750,000 of our 2024 capital spending is to replace Georgia’s 30-plus-year-old restroom facility that was damaged beyond repair by the March tornado.

As we work to recover and reopen, we intentionally deferred this project until 2024. This project also includes setting up a new guest entry plaza to improve the arrival experience and provide a space for all guests to dwell, which we believe will positively impact our Georgia Park for decades to come.

Also in Georgia, our Carnivore Night House is being built, a capybara encounter area added, roadway infrastructure improved and additional fencing and sidewalks repaired. We continue to take a strategic and measured approach to the rebuild at our Georgia Park, ensuring we put in place a product that will withstand the test of time and improve the guest, animal and staff experience, ultimately delivering higher revenue and profitability.

While we are making great progress, we continue to remain very disciplined as it relates to our capital spending. Approximately a quarter of the walkabout section at the Georgia Park remains closed as we prepare and plan to rebuild in a rational, strategic manner, balancing both the needs of the park with the needs of our investors. With our minimal capital spending budget at our Missouri Park, we were able to complete a nature walkway and the activation of a guest-facing pond, which has had great reviews and opened earlier in May.

In Texas, capital was focused on completing critical electrical infrastructure in order to have proper coverage in our main building and our keeper facility. At both parks, we are also adding shade structures and completing necessary safety and infrastructure-related projects at both parks. We remain committed to our long-term vision for our parks and we believe that our 2024 capital plan balances additional needs from the Georgia Park and deferred maintenance, along with the addition of guest-facing improvements and amenities.

Our 2024 fiscal capital plan anticipates spending approximately $1.4 million, which will again be fully funded from our existing cash and continues to demonstrate our commitment to building for long-term sustainable growth. We are so proud of the teams at our parks, as we have been still able to demonstrate substantial progress against many of our core initiatives and we are seeing positive results from these efforts, despite obvious external headwinds during the quarter.

With that, I will turn our call over to Todd White, our CFO, for a deeper review of the second quarter 2024 results. Todd…

4

Todd White

Thank you, Lisa. I would also like to thank everyone for taking time to participate in today’s call. I will be discussing both reported and pro forma park revenues and net income. While we caution listeners that reported results are always first and foremost, we believe the adjusted or pro forma information provides meaningful, apples-to-apples comparisons as well. Please see our Form 10-Q for the quarterly period ended March 31, 2024, and the press release we issued for this quarter for additional details regarding these pro forma adjustments.

Now, I will turn our second…to our second quarter and first half of 2024 statement of operations. First, I will review park revenues by location. Second quarter 2024, Georgia Park reported revenues were approximately $1 million, a decrease of 1% and on a pro forma basis, decreased approximately 22%.

First half of 2024, Georgia reported park revenues were approximately $2.25 million, a decrease of 4% and on a pro forma basis, decreased approximately 14%. We believe first half Georgia Park revenues were unfavorably impacted by rainy conditions during critical attendance periods in the first portion of 2023, as well as poor weather throughout January 2024.

Turning to our Missouri Park. Second quarter 2024 reported park revenues for Missouri were approximately $400,000, an increase of 48%, and on a pro forma basis, increased approximately 53%.

For the first half of 2024, Missouri reported park revenues were approximately $625,000, an increase of 27%, and on a pro forma basis, increased approximately 30%. We believe first half Missouri Park revenues benefited from improved marketing and capital investment projects completed over the last 12 months.

Now turning to our Texas Park. Second quarter 2024 Texas reported park revenues were approximately $487,000, an increase, I’m sorry, decrease of 9%, and on a pro forma basis, decreased approximately 7%.

First half 2024 Texas reported park revenues were approximately $856,000, an increase of 2%, and on a pro forma basis, increased approximately 4%. We believe first half Texas Park revenues benefited from favorable fall weather and improved marketing, partially offset by unfavorable weather during January 2024.

Now turning to the bottom line. For the second quarter of 2024, we reported a net loss of $1 million or $0.01 per share, compared to a net loss of approximately $846,000 or $0.01 per share, for the second quarter of 2023. And for the first half of 2024, we reported a net loss of $1.37 million or $0.02 per share, compared to a net loss of $1 million or $0.01 per share, for the first half of 2023.

And on a pro forma basis, adjusting for the one-time contested proxy expenses in 2024, and the tornado-related charges in 2023, our second quarter of 2024 adjusted net loss was approximately $150,000, compared to an adjusted net loss of approximately $385,000, for the second quarter of 2023. And for the first half of 2024, our adjusted net loss was approximately $427,000, compared to an adjusted net loss of approximately $537,000 for the first half of 2023.

Our lower adjusted net loss for the first half of 2024 is primarily attributable to higher Missouri and Texas Park revenues, and lower staff-related, advertising and general operating costs, partially offset by higher animal feed costs and lower margins on concession sales, as well as higher non-proxy contest-related professional fees and insurance costs.

5

Now turning to our balance sheet. As of March 31, 2024, our working capital was $2 million, compared to $3 million a year earlier. Our total debt was $3.9 million, as of March 31, 2024, compared to $4.6 million a year earlier.

We are prudently managing our resources to execute our strategic plan to upgrade our facilities after years of neglect and the tornado that devastated our Georgia property in March 2023. Despite the time, attention and resources diverted to deal with the ongoing needless proxy contest, we are making measurable progress in our plans, which are beginning to show in areas such as the significant revenue improvement at our Missouri Park, as well as in cost controls outside of the proxy contest expenses.

Excluding the impacts of the proxy contest, our cash flow for the first half of 2024 is on plan, and we continue to pay down debt, which has decreased by approximately $750,000 or 16% in the trailing 12 months.

Again, I’d like to thank everyone for taking time to participate in today’s call. We will now open the call for your questions. Operator, please begin the process.

QUESTION AND ANSWER

Operator

We will begin question and answer session. To ask a question, you may press “*” then “1” on your telephone keypad. If you’re using a speakerphone, please pickup your handset before pressing the keys. If at any time, your question has been addressed and you would like to withdraw your question, please press “*” then “2.” At this time, we will pause momentarily to assemble our roster.

Our first question comes from Neal Shanske with Roadpost Analytics. Please go ahead.

Neal Shanske

Thank you. Thank you, Lisa and Todd. Great quarter despite the unnecessary and damaging distractions.

Lisa Brady

Thank you.

Neal Shanske

I want to again little bit of dig in...Yes. I want to dig in a little bit into the marketing spend. You mentioned a 3 to 1 return on that spend. How much space is there to grow that spend into the coming quarters? Is that something you had more of a focus on in Missouri and you can roll out to other parks or was it equally spread across all the parks?

6

Lisa Brady

That’s a great question, Neal. Our...so, we transitioned to a new marketing agency back in the November timeframe and we’ve been very pleased with the results thus far. Historically, we look at...over the last 12 months, we’ve looked at a balanced mix between the Parks corresponding to that park’s revenue, with a slightly heavier investment in the Texas Park as a proportion of sales, just given the newness of that park.

And we have seen...when I gave that 3 to 1 number, the effectiveness has ranged some campaigns much higher than that. So, to your point, Neal, we do believe that there are opportunities. We’re testing many things I mentioned in the conference call script. We’re testing geo-fencing attractions nearby, specifically at our Pine Mountain Park. That’s something that we’re getting really, really strong traction with over the last couple of weeks and we’ll look to roll that out in Missouri.

So, certainly, that 3 to 1 benchmark is kind of on the low-to-average end and we’re seeing across these various campaigns from out-of-home, from SEO, we’re seeing really, really strong results, and we’re modifying those campaigns accordingly. So, we’re extremely encouraged.

Neal Shanske

Excellent. Can I ask a follow-up as well?

Lisa Brady

Absolutely.

Neal Shanske

So, what is the mix right now of ticket sales to concession sales and is there any efforts to...any plans to try to increase the ancillary sales beyond ticket, food and whatnot…

Lisa Brady

That’s a great question, Neal. We are absolutely increasing our efforts to increase our per capita spending at the Parks. As you may recall, it was last year we made some adjustments to our pricing strategy in Missouri and we’ve seen really, really strong momentum from a volume perspective. We’ve recently implemented dynamic pricing, which is helping on our per capita on the ticket side of things, but that’s absolutely something that we’re pushing on the food and beverage side, on the retail side, as well as on additional upcharges like van rentals, as well as animal encounters, which has been something that is been really successful at our Missouri Parks. So, we are seeing…we’re definitely seeing traction in growing our per capita spend.

Neal Shanske

Thank you so much. I really hope that you are able to…I appreciate the work you’ve done and I hope that we’re able to see it through.

Lisa Brady

Thanks, Neal. Thanks. Appreciate it.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Lisa Brady for any closing remarks.

7

CONCLUSION

Lisa Brady

Great. Thank you again for joining us on today’s call and for your continued support. As we discussed, we’re encouraged with the progress that we’ve made thus far in fiscal 2024. The plan that we have in place is working and we’re beginning to see traction and momentum in many facets of our business.

Separately, we continue to work on creating value for our shareholders and we are excited to have announced yesterday that Parks! America is now FAST DTC eligible, which will improve the process for our registered shareholders to be able to track and trade their investment in Parks! America.

I’ve enjoyed speaking with many of you over the last several weeks and months, and I encourage anybody that has further questions to reach out to me directly at lisa@parksamerica.com or directly on my cell phone at 216-402-3685. While I don’t want to spend much time on the topic, I did want to address the Focused Compounding matter, which, as we’ve mentioned, has cost the company immeasurably over the last five months.

When this matter began in December, Focused Compounding first claimed that they just wanted a say and wanted the company to hold an annual meeting, which we agreed to. Then their issue was with how the Parks were being operated, capital allocation, marketing spend, et cetera. Then they took aim at me and attacked my credibility. We’ve attempted to compromise and have offered them representation on the board that corresponds with their ownership percentage, only to find out recently that none of these things were really the goal or the issue.

On May 10th, less than one month before the Parks! Annual Meeting, which is on June 6th, and after five months of needless distractions and expenses, Focused finally revealed that their ultimate goal is to liquidate the company’s assets. This plan from Focused underscores the lack of experience and sophistication to believe that they can sell the assets of the company to any buyer as if they were a load of bricks or some other commodity.

Selling these assets takes a very special buyer that can integrate Parks! assets in a seamless and humane manner. There are detailed regulatory requirements related to animal welfare for all the animal residents of our three Parks that must be met. Additionally, there’s not a large universe of potential, let alone qualified buyers to drive the price up of these assets. By making their intentions publicly clear, they’ve further damaged the company, they’ve put pressure on employee morale and they’ve decreased leverage in a potential sale.

8

The returns they’ve laid out are only potentially possible if every aspect of their plan were to come to fruition without any glitches. I believe the probability of this plan playing out as envisioned is very, very small. Again, many things would have to fall in place without a glitch. We would like to pose the following questions to Focused on their podcast that they’re hosting tomorrow.

Number one, if you gain control of the Parks! America board, will you reimburse the FC proxy fight costs from the company? Yes or no?

Number two, Jeff and Andrew, when have either of you visited our Georgia Parks subsequent to the March tornado? Have you visited our other parks as well and when did you visit?

Number three, your latest plan indicates immediate sale of the Missouri and Texas Park with the Georgia Park being continuously up for sale. This leads us to the conclusion that an undisclosed alternative plan for the Parks! America public entity, with all that bluster you’ve made about alleged excess spending, why hire a Head of Investor Relations unless you plan on doing something else with the holding company that is left after you sell the Georgia Park?

Number four, do you have a non-disparagement agreement with Dale Van Voorhis? Most of the issues that you continue to use to attempt to vilify me are, in fact, issues that extend from Mr. Van Voorhis leadership, like no annual meeting since 2010, excess spending that started in September of 2020, holding on to the Missouri Park while it lost money.

Number five, when will Focused publish the annual results of its investment portfolio to give shareholders confidence that Focused is a successful investment asset manager?

And number six, given you’ve not been able to attract board candidates with any meaningful business experience, particularly in the entertainment or hospitality space, why should Parks shareholders believe you can attract and retain qualified talent to run the park?

We believe Park shareholders will be better served by the continued execution of our strategic plan, which is gaining traction and not by a liquidation. This quick fix solution is just not the answer. Building this company into one of the leading animal safari companies in the industry will generate a far better return in the coming years.

We hope that our shareholders recognize that the Focused plan represents nothing more than a fire sale. We encourage you to vote your shares on June 6 with the company and the current board. And as I mentioned earlier, I’m happy to field any calls or questions personally. We look forward to your support at the annual meeting and thank everyone for joining this call. Have a great rest of your day.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

9

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional safari parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, and the Aggieland Wild Animal Safari theme park, located near Bryan/College Station, Texas.

Additional information, including our Form 10-K for the fiscal year ended October 1, 2023, is available on the Company’s website, https://animalsafari.com/investor-relations/.

Cautionary Note Regarding Forward Looking Statements

This news release may contain “forward-looking statements” within the meaning of U.S. securities laws. Forward-looking statements include statements concerning our future plans, business strategy, liquidity, capital expenditures, sources of revenue and other similar statements that are not historical in nature. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this news release and speak only as of the date hereof. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ significantly from those expressed or implied by such forward-looking statements. Readers are advised to consider the factors listed under the heading “Risk Factors” and the other information contained in the Company’s annual report and other reports filed from time to time with the SEC. We undertake no obligation to publicly update or revise any forward looking statements whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with any matters to be considered at the upcoming annual meeting of stockholders, scheduled to be held on June 6, 2024 (including any adjournments or postponements thereof, the “Annual Meeting”). On April 23, 2024, the Company filed a definitive proxy statement, as amended May 3, 2024 (the “Definitive Proxy Statement”), and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s stockholders with respect to the Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AS THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING. The Definitive Proxy Statement contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company’s securities. Such information can be found in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in the Definitive Proxy Statement on page 16 and available here. Stockholders can obtain the definitive proxy statement with respect to the Annual Meeting, including any amendments or supplements to such proxy statement and other documents, if any, filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies would also be available at no charge on the Company’s website at https://animalsafari.com/investor-relations/.

Contact:

Lisa Brady

President and Chief Executive Officer

(706) 663-8744

10